Exhibit 99

Titan Announces All-time Record First Quarter Agricultural Sales

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 29, 2009

First quarter summary:

•
Sales for first quarter 2009 were $232.6 million, compared to $253.5 million in the first quarter of 2008. However, agricultural sales were an all-time first quarter record of $187.3 million, an increase of over $13 million for the first quarter of 2009, compared to $173.5 million in the first quarter of last year.

•
Gross profit for first quarter 2009 was $30.1 million, compared to $32.3 million in 2008. However, when gross profit is expressed as a percentage of sales, there was a slight improvement to 12.9 percent in the first quarter of 2009, compared to 12.8 percent in the first quarter of last year.

•	First quarter income from operations was $14.1 million, compared to $16.1 million last year.

•	Net income for the first quarter was $7.0 million, compared to $8.1 million in the first quarter of last year.

Statement of Chief Executive Officer:
“Large farm tires and wheels were selling well in the first quarter of 2009, along with Titan’s new super giant mining tires,” said Titan Chairman and CEO Maurice M. Taylor Jr. “It is difficult to predict what will happen moving forward. The price of corn is holding and soybeans are up, so the agricultural market looks good, but are the farmers going to keep buying with all the uncertainty in the economy? I don’t know. The orders for second quarter are good, but lead times are much shorter today than six months ago. All of Titan’s material costs are dropping except nylon,” said Taylor.

“There is no shortage of giant mining tires today and pricing has dropped by at least 25 percent because of the drop in material costs. Natural rubber is projected to drop from approximately eighty cents today to fifty cents by the end of the year. In September 2008 it was one dollar and fifty-two cents.

“The great news in all of this is that it’s time everyone really gets down to working hard and smart. Since Titan has been running at an SG&A level of five to seven percent, we are set to grow our market share. Titan will be making improvements in every product we make, and I will be visiting every customer I am able to this year. Titan can use this environment in order to grow our market share, but if this economy turns up, then ‘Katie bar the door,’ for the good times will be back,” said Taylor.

Financial overview:
Sales:  Titan recorded sales of $232.6 million for the first quarter of 2009, compared to first quarter 2008 sales of $253.5 million. The lower sales level was primarily the result of reduced demand in the company’s earthmoving/construction market, a major consequence of the worldwide recession.

Gross profit:  For the first quarter of 2009, gross profit was $30.1 million or 12.9 percent of net sales, compared to $32.3 million or 12.8 percent of net sales for the first quarter of 2008. Despite the decrease in sales, the company was able to record a slightly higher gross profit margin percentage.

Selling, general and administrative expenses: SG&A expenses for the first quarter of 2009 were $13.5 million, compared to $14.1 million in 2008, a reduction of approximately $0.6 million of expenses. SG&A expenses for the first quarter of 2009, when expressed as a percentage of net sales, were 5.8 percent.

Income from operations:  For the first quarter of 2009, income from operations was $14.1 million, compared to $16.1 million in 2008, primarily as a result of the lower sales level.

Other income:  Other income was $1.4 million for the first quarters of both 2009 and 2008. A gain on senior note repurchases of $1.4 million was included in other income for the first quarter of 2009.

Net income:  Net income for the first quarter ended March 31, 2009, was $7.0 million, compared to $8.1 million in 2008.

Earnings per share:  For the first quarter of 2009, basic earnings per share were $.20, compared to $.24 in 2008. Diluted earnings per share were $.20, as compared to $.23 in first quarter 2008.

Capital expenditures: Titan’s capital expenditures for the first quarter of 2009 were $19.9 million, compared to $20.9 million in the first quarter of 2008. Included in these capital expenditures were approximately $12 million in 2009 and $16 million in 2008 of expenditures related to the giant OTR tire project.

Debt balance:  Total debt decreased to $218.8 million at March 31, 2009, from $225.0 million at December 31, 2008. Short-term debt was zero at March 31, 2009, down from $25.0 million at December 31, 2008.

Equity balance:  The company’s stockholders’ equity rose $6.9 million in the first quarter of 2009. Titan’s equity balance was $286.1 million at March 31, 2009, compared to $279.2 million at the 2008 year-end.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 29, 2009.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2009 and 2008

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2009	2008
Net sales	$232,604	$253,525
Cost of sales	202,541	221,181
Gross profit	30,063	32,344

Selling, general & administrative expenses	13,527	14,077
Royalty expense	2,459	2,147
Income from operations	14,077	16,120

Interest expense	(3,944)	(3,984)
Other income	1,409	1,420
Income before income taxes	11,542	13,556

Provision for income taxes	4,501	5,422

Net income	$7,041	$8,134

Earnings per common share:
Basic	$.20	$.24
Diluted	.20	.23

Average common shares outstanding:
Basic	34,624	34,264
Diluted	35,177	34,738

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2009	2008
Agricultural	$187,328	$173,486
Earthmoving/Construction	39,927	73,833
Consumer	5,349	6,206
Total	$232,604	$253,525

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$20,230	$61,658
Accounts receivable	125,802	126,531
Inventories	167,631	147,306
Deferred income taxes	12,042	12,042
Prepaid and other current assets	19,860	21,662
Total current assets	345,565	369,199

Property, plant and equipment, net	261,077	248,442
Goodwill	11,702	11,702
Deferred income taxes	7,744	7,256
Other assets	18,285	18,183
Total assets	$644,373	$654,782

Liabilities & Stockholders’ Equity
Current liabilities:
Short-term debt	$0	$25,000
Accounts payable	53,961	65,547
Other current liabilities	45,779	46,088
Total current liabilities	99,740	136,635

Long-term debt	218,800	200,000
Other long-term liabilities	39,779	38,959
Stockholders’ equity	286,054	279,188
Total liabilities & stockholders’ equity	$644,373	$654,782

First Quarter Conference Call:

The Titan International Inc. earnings conference call for the first quarter that ended March 31, 2009, will be held at 9 a.m. Eastern Time on Wednesday, April 29, 2009.

To participate in the conference call, dial (800) 230-1085 five minutes prior to the scheduled time. International callers dial (612) 234-9960.

A replay of the call will be available shortly after the call and until May 6, 2009. To access the replay, dial (800) 475-6701 and enter access code 995073. International callers dial (320) 365-3844.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489